CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
PROLINK HOLDINGS CORP.

(Pursuant to Section 151 of the Delaware General Corporation Law)

PROLINK HOLDINGS CORP., a Delaware corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	The current name of the corporation is ProLink Holdings Corp. (the “Corporation”).

2.	The Corporation originally filed its Certificate of Incorporation with the Delaware Secretary of State on March 7, 1996 (the “Certificate of Incorporation”).

3.
The Certificate of Designation. Preferences and Rights of Series C Convertible Preferred Stock of the Corporation was filed with the Delaware Secretary of State on December 29, 2006 (the “Certificate of Designation”).

4.
The undersigned, being the President and Chief Executive Officer of the Corporation, in accordance with the provisions of the DGCL, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors has adopted the following resolution, in favor of amending the Certificate of Designation:

“RESOLVED, that Section 3(c) of the Certificate of Designation is hereby amended as follows:

(c) Protective Provision. So long as any of the shares of Series C Preferred Stock remain issued and outstanding, the Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws), of the Requisite Holders, voting (or consenting) as a separate class amend, alter or repeal any of the provisions of the Certificate of Incorporation or Bylaws or this Certificate of Designation, or in any way change the preferences, privileges, rights or powers with respect to the Series C Preferred Stock, so as to affect the Series C Preferred Stock adversely, or reclassify any class of stock in a manner that adversely affects the Series C Preferred Stock.’”

5.	No shares of the Series C Convertible Preferred Stock of the Corporation have been issued.

6.
This Certificate of Amendment to the Certificate of Designation. Preferences and Rights of Series C Convertible Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 151 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, an authorized officer of ProLink Holdings Corp., has executed this Certificate of Amendment to the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock as of this 3rd day of January 2007.

PROLINK HOLDINGS CORP.

By:	/s/ Lawrence D. Bain
Lawrence D. Bain, President and CEO

CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF
SERIES C CONVERTIBLE
PREFERRED STOCK
OF
PROLINK HOLDINGS CORP.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Prolink Holdings Corp., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) by a unanimous written consent of the Board of Directors dated as of December 21, 2006 in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate Of Incorporation of the Corporation (the “Certificate of Incorporation”) and its By-Laws (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), of the Corporation remaining authorized, unissued and undesignated, a series of the Preferred Stock consisting of 1,500 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

SECTION 1 Designation of Amount.

(a) ONE THOUSAND FIVE HUNDRED (1,500) shares of Preferred Stock shall be, and hereby are, designated the “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), par value $.001 per share.

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series C Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any other outstanding securities issued by the Corporation that are convertible into or exercisable for Series C Preferred Stock. Any shares of Series C Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series C Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation and this Certificate.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Common Stock” shall mean the common stock, par value $.0001 per share, of the Corporation.

“Conversion Date” shall have the meaning ascribed to such term in Section 6(e).

“Conversion Price” shall mean $1.351351, subject to adjustment from time to time in accordance with Section 6(d).

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” shall mean:

(i) shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) granted or issued to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, employee stock purchase plan, restricted stock plan or other similar plan or agreement or otherwise, in each case as approved by the Board of Directors;

(ii) up to 2,570,495 shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) granted or issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(iii) securities issued in connection with a strategic alliance or similar transaction;

(iv) up to 2,570,495 shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) for bona fide services.

(v) shares issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an equitable adjustment is provided for in Section 6(d); and

(vi) shares of Common Stock issuable upon exercise of rights, options, warrants, notes or other rights to acquire securities of the Corporation outstanding as of the Initial Issue Date.

“Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board of Directors.

“GAAP” shall mean U.S. generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect from time to time, consistently applied.

“Initial Issue Date” shall mean the date that shares of Series C Preferred Stock are first issued by the Corporation.

“Market Price” means, as to any class of listed securities, the average of the closing prices of such security’s sales on all United Sates securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by the Nasdaq Stock Market, Inc. (“Nasdaq”) as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted by the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day.

“Original Purchase Price” shall mean the per share purchase price for a share of Series C Preferred Stock of $10,000.00.

“person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of December 29, 2006, by and between the Corporation and the purchasers identified therein.

“Requisite Holders” shall mean the holders of at least a majority of the then outstanding shares of Series C Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” shall have the meaning set forth in Section 1.

“Series C Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series C Preferred Stock.

“subsidiary” means, with respect to any person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

“Subsidiary” shall mean a subsidiary of the Corporation.

SECTION 3 Voting Rights.

(a) General. Except as otherwise provided by the DGCL and in addition to any voting rights provided by the DGCL or other applicable law, the holders of Series C Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock; and shall have such other voting rights as are specified in the Certificate of Incorporation and this Certificate of Designation. When voting together with the holders of Common Stock, each share of Series C Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series C Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series C Preferred Stock shall be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

(b) Waivers. Except to the extent otherwise provided in this Certificate of Designation or required by the DGCL, the Requisite Holders may, via affirmative vote or written consent in lieu thereof, waive any rights of the holders of the Series C Preferred Stock set forth in this Certificate of Designation.

(c) Protective Provision. So long as at least a majority of the shares of Series C Preferred Stock remain outstanding (subject to an equitable adjustment in the event of any Series C Recapitalization Event), the Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws), of the Requisite Holders, voting (or consenting) as a separate class amend, alter or repeal any of the provisions of the Certificate of Incorporation or Bylaws or this Certificate of Designation, or in any way change the preferences, privileges, rights or powers with respect to the Series C Preferred Stock, so as to affect the Series C

Preferred Stock adversely, or reclassify any class of stock in a manner that adversely affects the Series C Preferred Stock.

SECTION 4 Dividends.

(a) Dividend Amount.

(i) Cumulative Dividends. The holders of the outstanding shares of Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends, at the annual rate of five percent (5%) of the Original Purchase Price of each such share of Series C Preferred Stock. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period shall not have been paid or declared at the annual rate specified above and a sum sufficient for payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock or any other class or series of capital stock designated junior to the Series C Preferred Stock with respect to dividends. With respect to each share of Series C Preferred Stock, dividends shall accrue and accumulate, whether or not earned or declared, at the rate specified in the first sentence of this Section 4(a)(i) on a daily basis from the date of original issuance of such share of Series C Preferred Stock until the conversion or redemption of such share of Series C Preferred Stock or liquidation of the Corporation.

(ii) Dividends on shares of Series C Preferred Stock shall be payable if, as and when declared by the Board of Directors but shall nevertheless be payable upon liquidation of the Corporation as provided in Section 5, conversion as provided in Section 6 or redemption as provided in Section 7.

(b) Participating Dividends. If the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the outstanding shares of Series C Preferred Stock shall be entitled to the amount of dividends on the Series C Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend. Such determination of “whole shares” shall be based upon the aggregate number of shares of Series C Preferred Stock held by each holder, and not upon each share of Series C Preferred Stock so held by the holder. Notwithstanding the foregoing, unless all accrued dividends on the Series C Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend shall be paid or declared, and no distribution shall be made, on any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no amounts shall be set aside or made available for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers or directors of the Corporation at the original purchase price per share therefor in accordance with stock repurchase agreements under which the Corporation has the right to repurchase such shares in the event of termination of employment and cashless exercises of warrants and options shall not be considered redemptions.

(c) Distributions Other than Cash. The distributions provided for in this Section 4 shall not be payable in property other than cash or listed securities without the consent of the Requisite Holders. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series C Preferred Stock.

(d) Equitable Adjustments. All numbers relating to the calculation of dividends shall be subject to an equitable adjustment in the event of any Series C Recapitalization Event.

SECTION 5 Liquidation Preference.

(a) Liquidation Preference of Series C Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of Series C Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series C Preferred Stock and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series C Preferred Stock with respect to liquidation preferences, an amount equal to the greater of (i) the Original Purchase Price per share of Series C Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Series C Recapitalization Event) plus all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up and (ii) such amount as would have been payable on the largest number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by each holder thereof could have been converted immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 6 hereof.

(b) Insufficient Assets. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets legally available for distribution among the holders of the Series C Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series C Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to such shares were paid in full, based upon the aggregate liquidation value payable upon all shares of Series C Preferred Stock then outstanding.

(c) Participation with Common Stock. After such payment shall have been made in full to the holders of the Series C Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series C Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated junior to the Series C Preferred Stock or entitled to participate with the Common Stock in right of payment upon any liquidation, dissolution or winding up of the Corporation.

(d) Distributions Other than Cash. The distributions provided for in this Section 5 shall not be payable in property other than cash or listed securities without the consent of the Requisite Holders. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series C Preferred Stock.

(e) Equitable Adjustments. The amounts to be paid or set aside for payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Series C Recapitalization Event.

SECTION 6 Conversion Rights.

(a) General. Subject to and upon compliance with the provisions of this Section 6, each holder of shares of Series C Preferred Stock shall be entitled, at its option, at any time, to convert all or any such shares of Series C Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Original Purchase Price of such Series C Preferred Stock, plus the amount of any accumulated but unpaid dividends as of the Conversion Date by (ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 6).

(b) Automatic Conversion. All shares of Series C Preferred Stock shall be automatically converted into the number of shares of Common Stock into which such shares of Series C Preferred Stock are then convertible pursuant to Section 6(a) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent immediately prior to the registration statement covering such shares of Common Stock being declared effective; provided, if any part, but not all of the such shares are registered (as a result of Rule 415 promulgated under the Securities Act or otherwise), then a pro rata portion of each holder of Series C Preferred Stock shall be deemed to have been converted into such portion of Common Stock pursuant to this Section.

(c) Fractions of Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the Conversion Date.

(d) Adjustments to Conversion Price. The Conversion Price shall also be subject to adjustment from time to time as follows:

(i) If the Corporation shall, at any time or from time to time after the Initial Issue Date, issue (or be deemed to have issued in accordance with Section 6(d)(ii) below) any shares of Common Stock (other than Excluded Securities), without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance, then the Conversion Price shall forthwith be lowered (but in no event increased) to a price equal to amount determined by multiplying such Conversion Price by a fraction:

(A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted basis assuming the exercise or conversion of all Common Stock equivalents), plus (2) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and

(B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted basis assuming the exercise or conversion of all Common Stock equivalents), plus (2) the number of such additional shares of Common Stock so issued.

Any such adjustment shall become effective immediately after the opening of business on the day following the issuance of such shares of Common Stock.

(ii) For the purposes of any adjustment of a Conversion Price pursuant to this Section 6(d), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

(3) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, except for options to acquire Excluded Securities:

(A)
the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B)	the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange of any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraphs (1) and (2) above);

(C)
on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities or exercise price therefor, other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;

(D)
upon the expiration of any such options or the termination of any rights, convertible securities or exchangeable securities, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been in effect at the time of such expiration or termination had such options, rights, convertible securities or exchangeable securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; and

(E)
no further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

(iii) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion

Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series C Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(iv) Upon Combinations. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6(d), or the sale of all or substantially all of the Corporation’s properties and assets to any other person), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(vi) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series C Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series C Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d) with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6(d), including adjustment of the Conversion Price then in effect for the Series C Preferred Stock and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(vii) Deferral in Certain Circumstances. In any case in which the provisions of this Section 6(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any Series C Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 6(c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument or due bills evidencing such holder’s right to receive such additional shares and such cash.

(e) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of Series C Preferred Stock shall surrender the certificate evidencing such share of Series C Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, accompanied by written notice to the Corporation at such office or agency that the holder elects to convert such Series C Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. Series C Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) of (i) the event triggering automatic conversion pursuant to Section 6(b) or (ii) surrender of such shares of Series C Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares of Series C Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series C Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(c). In the case of any certificate evidencing shares of Series C Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series C Preferred Stock that are not converted.

(f) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series C Preferred Stock and mailed by the Corporation at its expense to all holders of Series C Preferred Stock at their last addresses as they shall appear in the stock register.

(g) Corporation to Reserve Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series C Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series C Preferred Stock. Before taking any action that would cause an adjustment reducing the conversion price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted conversion price.

(h) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series C Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7 Redemption of Series C Preferred Stock

(a) Optional Redemption at the Election of Holders of Series C Preferred Stock. At any time on or after two years from the Initial Issue Date, the Requisite Holders may elect to have the Corporation redeem all of the then outstanding shares of Series C Preferred Stock held by such holders at a price per share equal to the Redemption Price set forth in Section 7(b) below by giving a written notice to the Corporation of such election (the “Redemption Notice”), whereupon the Corporation shall immediately provide a written notice of such election to the remaining holders of Series C Preferred Stock that have not provided the Redemption Notice specifying the date on which the redemption of such shares of Series C Preferred Stock shall occur (the “Redemption Date”); such date shall be not less than thirty (30) days nor more than sixty (60) days after the date of the Redemption Notice. Each remaining holder of Series C Preferred Stock may elect to participate in such redemption by providing written notice of such election to the Corporation at any time not more than thirty (30) days after the receipt of such notice from the Corporation. The Corporation shall, unless otherwise prevented by law, redeem from each such electing holder on the Redemption Date all of the shares of Series C Preferred Stock held by such holder and on each of the next two anniversaries thereafter (each a “Redemption Date”), shares of Series C Preferred Stock according to the following percentages: 1/3 on the Redemption Date, 1/3 on the first anniversary of the Redemption Date and 1/3 on the second anniversary of the Redemption Date.

(b) Redemption Price and Payment. The Series C Preferred Stock to be redeemed on the Redemption Date shall be redeemed by paying for each share an amount in cash equal to the Original Purchase Price per share plus an amount equal to all accrued and unpaid dividends with respect to such share, whether or not earned or declared, computed to the Redemption Date; such amount is referred to as the “Redemption Price.” The Redemption Price and other amounts set forth in this Section 7 shall be subject to an equitable adjustment in the event of any Series C Recapitalization Event.

(c) Redemption Closing. The closing of the Corporation’s redemption of the Series C Preferred Stock pursuant to this Section 7 shall take place at 11:00 a.m. Eastern Standard Time on the Redemption Date at the Corporation’s principal executive office or other mutually agreed upon location where the closing will occur. At the closing, the Corporation shall pay to each holder of Series C Preferred Stock from whom shares of Series C Preferred Stock are being redeemed an amount equal to the aggregate Redemption Price for all such shares against receipt from such holder of the certificate or certificates, duly endorsed or assigned to the Corporation in blank, representing the shares of Series C Preferred Stock being redeemed. All such payments shall be made by wire transfer of immediately available funds or, if any such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check payable to the order of the holder. In the case of any certificate evidencing shares of Series C Preferred Stock that is redeemed in part only, upon such redemption the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series C Preferred Stock that are not redeemed.

(d) Insufficient Funds.

(i) If the Corporation shall not be permitted, or shall not have funds legally available in the amount necessary, to redeem all shares of Series C Preferred Stock to be redeemed on the Redemption Date, then the Series C Preferred Stock shall be redeemed by the Corporation on such Redemption Date to the maximum extent the Corporation is permitted and has funds legally available on a pro rata basis, in accordance with the number of shares then owned by each such holder of Series C Preferred Stock.

(ii) To the extent that on the Redemption Date, the Corporation is not legally permitted or the funds of the Corporation legally available therefor are insufficient to pay the Redemption Price of any shares of Series C Preferred Stock required to be redeemed on such Redemption Date the Corporation shall immediately redeem such shares of Series C Preferred Stock upon the termination of such legal prohibition and at any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Preferred Stock, such funds will be used, immediately to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

(e) Effect of Redemption. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights (except the right to receive the Redemption Price) of the holders of Series C Preferred Stock with respect to the shares of Series C Preferred Stock to be redeemed on such date shall cease and terminate, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything contained herein to the contrary, (A) if the Corporation defaults in the payment of the Redemption Price, the rights of such holders with respect to such shares of Series C Preferred Stock shall continue until the Corporation cures such default, and (B) without limiting any other rights of such holders, upon the occurrence of a subsequent liquidation, with respect to the shares of Series C Preferred Stock in respect of which the payment of the Redemption Price has not occurred, such holders shall be accorded the Liquidation rights set forth in Section 5 hereof in respect of such remaining shares, as if no prior redemption request had been made. The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

(f) Miscellaneous.

(i) Except as otherwise provided herein, the number of shares of Series C Preferred Stock to be redeemed from each holder of Series C Preferred Stock in redemptions hereunder shall be the number of such shares as is equal to the total number of such shares to be redeemed multiplied by a fraction, the numerator of which shall be the total number of such shares then held by such holder and the denominator of which shall be the total number of such shares held by all such holders.

(ii) Neither the Corporation nor any Subsidiary shall offer to purchase, redeem or acquire any shares of Series C Preferred Stock other than pursuant to the terms of this Certificate of Designation or pursuant to a purchase offer made to all holders of Series C Preferred Stock pro rata based upon the number of such shares owned by each such holder.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Lawrence D. Bain, its President, and attested by Dave M. Gomez, its Secretary, this 29th day of December, 2006.

By:	/s/ Lawrence D. Bain
	Name:	Lawrence D. Bain
	Title:	President

Attested:

By:	/s/ Dave M. Gomez
Dave M. Gomez, Secretary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

PROLINK HOLDINGS CORP.

INTO

AMALGAMATED TECHNOLOGIES, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Amalgamated Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Prolink Holdings Corp., a Delaware corporation.

THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent as of January 18, 2006, determined to merge Prolink Holdings Corp. into itself on the conditions set forth in such resolutions:

RESOLVED, that the Corporation ratifies and affirms the formation of a subsidiary under the Delaware General Corporation Law to be named Prolink Holdings Corp. (the “Subsidiary”) and to be wholly-owned by the Corporation; and further

RESOLVED, that the Corporation merge into itself the Subsidiary and assumes all of the liabilities and obligations of the Subsidiary; and further

RESOLVED, that said merger shall become effective at such time as a Certificate of Ownership and Merger filed with the Secretary of State of Delaware is declared effective; and further

RESOLVED, that upon effectiveness of said merger, the name of the Corporation shall be changed to ProLink Holdings Corp. and Article First of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) shall be amended to read as follows:

“FIRST: The name of the Corporation is ProLink Holdings Corp. (the “Corporation”).”

; and further

RESOLVED, that except for the foregoing amendment to Article FIRST, the Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law; and further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed to do and perform or cause to be done and performed all such other acts and things, and to make, execute and deliver, or cause to be made, executed and delivered, any and all such further agreements, undertakings, documents, instruments or certificates in the name or on behalf of the Corporation, as each such person may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.

FOURTH: That this certificate of ownership and merger shall not become effective until 12:01 a.m. Eastern Time on January 23, 2006.

IN WITNESS WHEREOF, the undersigned has executed this certificate of ownership and merger, this 19th day of January, 2006.

AMALGAMATED TECHNOLOGIES, INC.

By:	/s/ Lawrence D. Bain
Lawrence D. Bain
President and Chief Executive Officer

CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF
SERIES B CONVERTIBLE
PREFERRED STOCK
OF
AMALGAMATED TECHNOLOGIES, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

AMALGAMATED TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) by a unanimous written consent of the Board of Directors dated as of April 16, 2004 in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and its By-Laws (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value .0001 per share (the “Preferred Stock”), of the Corporation remaining authorized, unissued and undesignated, a series of the Preferred Stock consisting of 100,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

SECTION 1: Designation of Amount.

(a) One hundred thousand (100,000) shares of Preferred Stock shall be, and hereby are, designated the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), par value .0001 per share.

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series B Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any other outstanding securities issued by the Corporation that are convertible into or exercisable for Series B Preferred Stock. Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof.

SECTION 2. Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and, in the case of a person who is an individual, shall include (i) members of such specified person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified person or members of such person’s immediate family as determined in accordance with the foregoing clause (i). For the purposes of this definition, “control,” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,”“controlling” and “controlled” have meanings correlative to the foregoing.

“Common Stock” shall mean the common stock, par value $.0001 per share, of the Corporation.

“Conversion Date” shall have the meaning ascribed to such term in Section 6(d).

“Conversion Price” shall mean the Original Purchase Price of each share of Common Stock, subject to adjustment from time to time in accordance with Section 6(c).

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Issue Date” shall mean the date that shares of Series B Preferred Stock are first issued by the Corporation.

“Original Purchase Price” shall mean the per share purchase price for a share of Series B Preferred Stock of $1.00, or such other price set forth in the Purchase Agreement or other subscription agreements pursuant to which Series B Preferred Stock is sold.

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Purchase Agreement” shall mean the Series B Convertible Preferred Stock Purchase Agreement, dated as of April 19, 2004, by and between the Corporation and the purchaser identified therein.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” shall have the meaning set forth in Section 1.

“Series B Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series B Preferred Stock.

“Subsidiary” means, with respect to any person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

SECTION 3: Voting Rights.

(a) General. Except as otherwise provided by the DGCL and in addition to any voting rights provided by the DGCL or other applicable law, the holders of Series B Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock; and shall have such other voting rights as are specified in the Certificate of Incorporation and this Certificate of Designation. When voting together with the holders of Common Stock, each share of Series B Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series B Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series B Preferred Stock shall be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

(b) Waivers. Except to the extent otherwise provided in this Certificate of Designation or required by the DGCL, the Requisite Holders may, via affirmative vote or written consent in lieu thereof, waive any rights of the holders of the Series B Preferred Stock set forth in this Certificate of Designation.

SECTION 4: Dividends.

(a) Dividend Amount. If the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock, the holders of the outstanding shares of Series B Preferred Stock shall be entitled to the amount of dividends on the Series B Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend. Such determination of “whole shares” shall be based upon the aggregate number of shares of Series B Preferred Stock held by each holder, and not upon each share of Series B Preferred Stock so held by the holder.

(b) Distributions Other than Cash. Whenever the distributions provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value thereof as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made prorata to the holders of Series B Preferred Stock.

(c) Equitable Adjustments. All numbers relating to the calculation of dividends shall be subject to an equitable adjustment in the event of any Series B Recapitalization Event.

SECTION 5: Liquidation Preference.

(a) Liquidation Preference of Series B Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of Series B Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred Stock and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series B Preferred Stock with respect to liquidation preferences, an amount equal to the greater of (i) $10 per share of Series B Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Series B Recapitalization Event) and (ii) such amount as would have been payable on the largest number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by each holder thereof could have been converted immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 6 hereof.

(b) Insufficient Assets. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets legally available for distribution among the holders of the Series B Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amount as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series B Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to such shares were paid in full, based upon the aggregate liquidation value payable upon all shares of Series B Preferred Stock then outstanding.

(c) Cash-Out Election.

(i) Each holder of Series B Preferred Stock may elect, by written notice to the Company given within 10 days after any such transaction is consummated, to treat any of the following transactions as a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 5: (1) a consolidation or merger of the Corporation with or into any other corporation or corporations, (2) a sale of all or substantially all of the assets of the Corporation, (3) the issuance and/or sale by the Corporation in a single or integrated transaction of shares of Common Stock (or securities convertible into shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible into shares of Common Stock as having been fully converted and all options and other rights to acquire shares of Common Stock or securities convertible into shares of Common Stock as having been fully exercised) and (4) any other form of acquisition or business combination where the Corporation is the target of such acquisition and where a change in control occurs such that the person or entity seeking to acquire the Corporation has the power to elect a majority of the Board of Directors as a result of the transaction (each such event an “Acquisition”); provided, however, that each holder of Series B Preferred Stock shall have the right to elect the benefits of the provisions of Section 6(c)(iv) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 5.

(ii) The provisions of this Section 5(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United State of America.

(d) Distributions Other than Cash. Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the fair market value thereof as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made prorata to the holders of Series B Preferred Stock.

(e) Equitable Adjustments. The amounts to be paid or set aside for payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Series B Recapitalization Event.

SECTION 6: Conversion Rights.

(a) General. Subject to and upon compliance with the provisions of this Section 6, each holder of shares of Series B Preferred Stock shall be entitled, at its option, at any time, to convert all or any such shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Original Purchase Price of such Series B Preferred Stock, plus the amount of any accumulated but unpaid dividends as of the Conversion Date by (ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 6).

(b) Fractions of Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the Conversion Date as determined in good faith by the Board of Directors.

(c) Adjustments to Conversion Price. The Conversion Price shall also be subject to adjustment from time to time as follows:

(i) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(ii) Upon Combinations. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6(c), or the sale of all or substantially all of the Corporation’s properties and assets to any other person), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(iv) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series B Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(c) with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6(c), including adjustment of the Conversion Price then in effect for the Series B Preferred Stock and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(v) Deferral in Certain Circumstances. In any case in which the provisions of this Section 6(c) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any Series B Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 6(b) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument or due bills evidencing such holder’s right to receive such additional shares and such cash.

(d) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of Series B Preferred Stock shall surrender the certificate evidencing such share of Series B Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, accompanied by written notice to the Corporation at such office or agency that the holder elects to convert such Series B Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) of surrender of such shares of Series B Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares of Series B Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series B Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(b). In the case of any certificate evidencing shares of Series B Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series B Preferred Stock that are not converted.

(e) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(c) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(c) and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series B Preferred Stock and mailed by the Corporation at its expense to all holders of Series B Preferred Stock at their last addresses as they shall appear in the stock register.

(f) Corporation to Reserve Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the conversion price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted conversion price.

(g) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series B Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by David Rector, its President, and attested by David Rector, its Secretary, this 19th of April, 2004.

By:	/s/ David Rector
Name: David Rector
Title: President

Attested:

By:	/s/ David Rector
David Rector, Secretary

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
FULLCOMM TECHNOLOGIES, INC.

Under Section 242
of the
Delaware General Corporation Law

Fullcomm Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

First: That the name of the corporation (the “Corporation”) is Fullcomm Technologies, Inc.

Second: That the certificate of incorporation of the Corporation (the “Certificate”) was originally filed with the Delaware Secretary of State on March 7, 1996.

Third: That Article FIRST of the Certificate is hereby amended to read, in its entirety, as follows:

“FIRST: The name of the corporation (the “Corporation”) is Amalgamated Technologies, Inc.”

Fourth: That Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be two hundred ten million (210,000,000) shares, of which two hundred million (200,000,000) shares shall be common stock, par value $.0001 per share (the “Common Stock”) and ten million (10,000,000) shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”). All of the shares of Common Stock shall be of one class.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation’s Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(i) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(ii) the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accuring, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

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(vii) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(viii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

Each issued and outstanding share of Common Stock, par value $.000l per share (‘Old Common Stock”), outstanding as of the close of business on the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Date”) shall automatically, without any action on the part of the holder of the Old Common Stock, be converted into one forty-sixth (1/46) of a share of Common Stock, par value $.0001 per share (“New Common Stock”). Immediately following the reverse split, the aggregate number of shares of New Common Stock held by each holder of New Common Stock shall be calculated. Thereafter, all such holders otherwise entitled to receive a fractional share of New Common Stock will receive a full share of New Common Stock in lieu of such fractional share as each fractional share will be rounded up and become a whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are converted under the terms hereof. Prior to the Effective Date, there are 19,733,189 shares of Old Common Stock issued and outstanding shares. Following the effectuation of the reverse stock split on the Effective Date, there will be approximately 428,982 issued and outstanding shares of New Common Stock. The 19,733,189 shares of Old Common Stock are hereby changed into approximately 428,982 shares of New Common Stock at the rate of one share of New Common Stock for every forty-six shares of Old Common Stock.”

Fifth: That thereafter, pursuant to resolutions of the board of directors, the amendments were authorized by resolutions adopted by the affirmative vote of the stockholders holding not less than the necessary number of shares required by written consent to so authorize, all in accordance with Section 228 of the General Corporation Law of the State of Delaware.

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Sixth: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Seventh: That the capital of the corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 8th day of October, 2002.

/s/ David Rector
David Rector, President

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CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

FULLCOMM TECHNOLOGIES, INC.

Fullcomm Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended through the date hereof, the Board of Directors hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATION AND AMOUNT.

The designation of this series, which consists of ten thousand (10,000) shares of Preferred Stock, is the Series A Preferred Stock and the stated value shall be Twenty Dollars ($20) per share (the “Series A Preferred Stock”).

II. VOTING AND DIVIDEND RIGHTS.

The shares of Series A Preferred Stock contain no voting or dividend rights. Holders of Series A Preferred Stock will not be entitled to vote on any matter, question or proposition that may properly come before stockholders of this Corporation at a meeting of stockholders of this Corporation at which holder of common stock are entitled to vote or with respect to any other circumstances in which a stockholder of common stock is entitled to vote or consent. Holder of Series A Preferred Stock shall not be entitled to receive dividends declared with respect to the common stock or any other class of stock of the Corporation.

III. LIQUIDATION RIGHTS.

The Series A Preferred Stock shall, as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank (i) prior to the Corporation’s Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks junior to the Series A Preferred Stock (“Junior Securities”); (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of a majority of the outstanding Series A Preferred Stock) which by its terms ranks senior to the Series A Preferred Stock (“Senior Securities”); and (iv) pari passu with any other series of preferred stock of the Corporation hereafter created (with the consent of the Holders of a majority of the outstanding Series A Preferred Stock) which by its terms ranks on a parity (“Pan Passu Securities”) with the Series A Preferred Stock.

If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, disolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless, prior thereto, the Holders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. The “Liquidation Preference” with respect to a share of Series A Preferred Stock means an amount equal to the stated value thereof. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

IV. CONVERSION RIGHTS.

The outstanding shares of Series A Preferred Stock shall be convertible, in whole and not in part, into shares of restricted common stock of the Corporation, at the rate of 120 shares of common stock for each share of Series A Preferred Stock or an aggregate of 1,200,000 shares of common stock, at any time after the Corporation’s Certificate of Incorporation has been amended to increase the Corporation’s authorized common stock to a sufficient number of shares to provide for the shares to be issued upon conversion. No downward adjustment shall be made with respect to the conversion rate and number of shares of the Corporations common stock issuable upon conversion in the event of a reverse split of the Corporation’s common stock. The Holder of the Series A Preferred Stock shall effect conversions by surrendering to the Corporation the shares of Series A Preferred Stock together with a conversion notice in the form attached hereto as Exhibit A.

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V. MISCELLANEOUS.

(a) If the shares of Series A Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

(b) Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of (he Series A Preferred Stock certificate, the Corporation shall execute and deliver a new Series A Preferred Stock certificate to the holder thereof, of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock certificate if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

(c) Upon submission of a Notice of Conversion by the holder of the Series A Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of the Corporation’s common stock and (ii) the holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 16th day of July, 2002.

FULLCOMM TECHNOLOGIES, INC.

By:	/s/ Brendan G. Elliott
Brendan G. Elliott President

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CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
CONTESSA CORPORATION

Contessa Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Certificate of Incorporation of the Corporation was originally filed with the Office of the Secretary of the State of Delaware on March 7, 1996 (the “Certificate”).

SECOND: That Article FIRST of the Certificate is hereby amended to read, in its entirety, as follows:

“FIRST: The name of the Corporation is Fullcomm Technologies, Inc.”

THIRD: That the aforesaid amendment was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate to be signed by its duly elected Chief Executive Officer on this 20 day of June, 2000.

By:	/s/ Howard M. Weinstein
Name: Howard M. Weinstein
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

OF

United Health Partners, Inc.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is United Health Partners, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article First:

“The name of the corporation (hereinafter called the “Corporation”) is CONTESSA CORPORATION.”

3. The certificate of incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article Fourth:

“The total number of shares of capital stock, which the Corporation shall have authority to issue is 25,000,000 shares of which 20,000,000 shares shall be common stock, par value $.0001 per share and 5,000,000 shares shall be blank check preferred stock, par value $.001 per share, none of which has been designated.

The preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof,

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

(d) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

(g) whether the shares of such series shall he convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the conditions or restrictions, if any, upon the creation indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

(i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.”

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4. The amendments of the certificate of incorporation of the Corporation herein certified were duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of De1aware, by actions without meeting of’ the Directors on September 16, 1997 and consent of stockholders in lieu of meeting on September 16, 1997.

Signed on September 16, 1997.

/s/ Thomas Knudson
Thomas Knudson, President

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CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
BEFORE PAYMENT OF
ANY PART OF THE CAPITAL
OF
UNITED HEALTH MANAGEMENT, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is UNITED HEALTH MANAGEMENT, INC.

2. The corporation has not received any payment for any of its stock,

3. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article First:

“The name of the corporation (hereinafter called the “corporation”) is United Health Partners, Inc.”

4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

Signed on March 26, 1996.

/s/ Adam S. Gottbetter
Adam S. Gottbetter, Sole Incorporator

CERTIFICATE OF INCORPORATION

OF

UNITED HEALTH MANAGEMENT, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is United Health Management, Inc..

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Rd., City of Wilmington 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business and the purpose to be conducted and promoted by the corporation, which shall be in addition to the authority of the corporation to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 21,000,000 of which 20,000,000 shares are designated as common stock, par value $.0001 per share and 1,000,000 shares of blank check preferred stock par value $.001 per share, none of which has been designated.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Adam S. Gottbetter	630 Third Avenue
NewYork, NY 10017

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management for the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of ‘l4l of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of l42 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH: The corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockbrokers or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on March 6, 1996

/s/ Adam S. Gottbetter
By: Adam S. Gottbetter, Incorporator